Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release EMMANUEL T. HERNANDEZ JOINS MEMC BOARD

St. Peters, MO, May 13, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that Emmanuel T. Hernandez has been appointed to the company’s Board of Directors, effective May 12. With the addition of Mr. Hernandez, MEMC’s Board increases to 10 members.

In his most recent role, Mr. Hernandez, 53, served as the chief financial officer of SunPower Corporation until his retirement in November 2008, and subsequent transition role through January 2009. Prior to April 2005, he served for more than 11 years as the executive vice president of finance and administration and chief financial officer for Cypress Semiconductor, having joined that company in 1993 as its corporate controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. He currently serves on the board of directors of Aruba Networks and ON Semiconductor Corporation.

“Manny's knowledge and experience in the semiconductor and solar industries, as well as global financial markets, will be tremendous assets to the MEMC Board,” said John Marren, Chairman of the Board. “We are delighted to have a seasoned executive of Manny's stature to help guide the company forward.”

Ahmad Chatila, MEMC’s Chief Executive Officer commented, “Not only does Manny bring us outstanding leadership in the semiconductor industry, he will make significant contributions to our solar strategy. His unique combination of knowledge and experience makes him a great addition to our Board. We look forward to his guidance in reaching our growth objectives, crafting future strategies and best serving the needs of our customers."

Mr. Hernandez holds a Bachelor's Degree in Accounting from the University of Nueva Caceres in the Philippines, received his CPA license from the Philippine Institute of Certified Public Accountants and earned a Master's Degree in Finance from Golden Gate University in San Francisco.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

# # #